EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-134741) of Union Drilling, Inc. of our reports dated March 15, 2007, with respect to the consolidated financial statements of Union Drilling, Inc., Union Drilling, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Union Drilling, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

Ernst & Young LLP

Fort Worth, Texas
March 15, 2007